Exhibit 99.1

City Index (Holdings) Limited

Consolidated Financial Statements

for the two years ended 31 March 2015

City Index (Holdings) Limited

Independent Auditor’s Report

Board of Directors

City Index (Holdings) Limited

London, United Kingdom

We have audited the accompanying consolidated financial statements of City Index (Holdings) Limited and its subsidiaries, which comprise the consolidated balance sheet as at 31 March 2015 and 2014, and the related consolidated profit and loss account, statement of total recognised gains and losses, reconciliation of movement in shareholders’ funds, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United Kingdom generally accepted accounting practice; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City Index (Holdings) Limited and its subsidiaries as at 31 March 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with United Kingdom generally accepted accounting practice.

Emphasis of Matter

United Kingdom generally accepted accounting practice varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 28 to the consolidated financial statements.

/s/ BDO LLP

BDO LLP

London, United Kingdom

25 September 2015

City Index (Holdings) Limited

Consolidated Profit and Loss Accounts

(in thousands of £)		For the year ended 31 March
	Notes	2015	2014
Trading Revenue		73,398	68,511
Net finance income	4	16,801	17,173

Total operating income		90,199	85,684

Cost of Sales		24,241	29,653

Net operating income		65,958	56,031

Administrative expenses		71,080	71,693
Impairment of Goodwill	10	—	28,300
Impairment of tangible fixed assets		—	706

Operating loss	6	(5,122)	(44,668)

Interest income	7	454	651
Interest expense	8	(1,513)	(1,097)
Dividend received		12	26

Loss on ordinary activities before taxation		(6,169)	(45,088)

Tax charge on loss on ordinary activities	9	(260)	(693)

Net loss for the year after taxation		(6,429)	(45,781)

All financial results are derived from continuing operations in the current and preceding years.

The accompanying notes are an integral part of these Consolidated Financial Statements.

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Consolidated Statements of Total Recognised Gains and Losses

(in thousands of £)		For the year ended 31 March
	Note	2015	2014
Net loss for the year after taxation		(6,429)	(45,781)
Currency translation losses on other net assets held in foreign subsidiaries		(19)	(1,628)
Currency translation profits/(losses) - goodwill	10	881	(4,377)

Total losses recognised since last annual report and financial statements		(5,567)	(51,786)

The accompanying notes are an integral part of these Consolidated Financial Statements

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Consolidated Balance Sheets

(in thousands of £)	As at 31 March
	Notes	2015	2014
Fixed assets
Intangible assets	10	10,362	17,174
Tangible fixed assets	11	14,172	12,791

		24,534	29,965

Current assets
Deferred tax assets	9	—	—
Financial assets available-for-sale	12	52	52
Trade debtors	13	24,588	29,898
Prepayments and other debtors	14	4,081	7,572
Cash at bank and in hand	15	50,205	39,870

		78,926	77,392

Creditors: Amounts due in less than one year
Trade creditors	16	27,154	22,527
Other creditors	17	9,237	10,388
Loans payable	18	15,154	16,634
Provisions for liabilities and charges	19	1,396	1,722

		52,941	51,271

NET CURRENT ASSETS		25,985	26,121

NET ASSETS		50,519	56,086

Capital and reserves
Equity share capital	20	78	78
Preference shares	21	76,638	76,638
Share premium		70,934	70,934
Foreign exchange reserve		21,916	21,054
Accumulated deficit		(119,047)	(112,618)

TOTAL EQUITY		50,519	56,086

The accompanying notes are an integral part of these Consolidated Financial Statements.

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Consolidated Reconciliations of Movements in Shareholders’ Funds

(in thousands of £)
	Ordinary			Foreign
	share	Preference	Share	exchange	Accumulated	Total
	capital	shares	premium	reserve	deficit	equity
Balance at 1 April 2013	78	70,638	70,934	27,059	(66,837)	101,872

Foreign exchange translation gains	—	—	—	(1,628)	—	(1,628)
Foreign exchange translation gains -intangible assets (see Note 10)	—	—	—	(4,377)	—	(4,377)
Issue of preference shares	—	6,000	—	—	—	6,000
Loss for the financial year	—	—	—	—	(45,781)	(45,781)

Balance at 31 March 2014	78	76,638	70,934	21,054	(112,618)	56,086

Foreign exchange translation gains	—	—	—	(19)	—	(19)
Foreign exchange translation gains -intangible assets (see Note 10)	—	—	—	881	—	881
Loss for the financial year	—	—	—	—	(6,429)	(6,429)

Balance at 31 March 2015	78	76,638	70,934	21,916	(119,047)	50,519

The share premium reserve represents the difference between the nominal value of the shares issued and the consideration received.

The accompanying notes are an integral part of these Consolidated Financial Statements.

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Consolidated Cash Flow Statement

(in thousands of £)
		For the year ended 31 March
	Notes	2015	2014
Net cash inflow/(outflow) from operating activities	23	20,240	(11,546)

Returns on investments and servicing of finance
Interest income	7	454	651
Interest paid		(77)	(274)
Dividend received		12	26

		389	403

Tax paid		(260)	(385)

Capital expenditure and financial investment
Purchase of tangible fixed assets	11	(7,111)	(6,361)
Disposal of tangible fixed assets		15	—

		(7,096)	(6,361)

Net cash inflow/(outflow) before financing		13,273	(17,889)

Financing
Loans repaid - ultimate parent undertakings		(2,916)	(1,189)

		(2,916)	(1,189)

Increase/(Decrease) in cash at bank and in hand in the year		10,357	(19,078)

The reconciliation of net funds is detailed in note 22 to the Consolidated Financial Statements.

The accompanying notes are an integral part of these Consolidated Financial Statements.

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Notes to the Consolidated Financial Statements

1.	STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing these consolidated financial statements for City Index (Holdings) Limited and its subsidiaries (together, the Group) for the periods presented, in conformity with United Kingdom generally accepted accounting practice (UK GAAP).

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the group, and for identifying and ensuring that the group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the consolidated financial statements, that applicable accounting standards have been followed and that it is appropriate to prepare the financial statements on the going concern basis.

These consolidated financial statements of City Index (Holdings) Limited as at 31 March 2015 and 2014 were approved by the Board of Directors and authorised for issue on 25 September 2015.

2.	ORGANISATION

City Index (Holdings) Limited (the “Company” or “CIHL”) is a private limited liability company incorporated in England and Wales under the United Kingdom’s Companies Act and is the parent for a group of companies incorporated in a number of jurisdictions.

The immediate parent company at 31 March 2015 was Fox & Trot Limited (formerly City Index Group Limited (“CIGL”), a company incorporated in England and Wales, and was the top company of the operating sub-group that the Directors consider the Company to be part of. This sub-group was generally referred to as the City Index Group. The ultimate parent company and controlling party was IPGL Limited (“IPGL”), which was the largest group that prepares financial statements into which the Company was consolidated. On 1 April 2015 the Company was wholly acquired by Gain Capital Holdings Inc (“Gain”), a company incorporated in the U.S. Gain Capital Holdings Inc is now the immediate and ultimate parent company (see note 27).

These consolidated financial statements do not constitute the statutory consolidated financial statements of the Group. Copies of the consolidated statutory financial statements can be obtained from the Register at Companies House in the United Kingdom.

The Group’s business activities, during the years were the provision of market-making and spread-trading services in a variety of financial products and markets. The product offerings currently include spread-trading on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates, exchange traded futures and options on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates and other financial instruments. There have not been any significant changes in the Group’s principal activities in the years under review.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The Financial Statements of the Group are prepared in accordance with the historical cost basis, except for the revaluation of certain financial instruments as described below, and in accordance with applicable United Kingdom accounting standards. The principal accounting policies applied in the preparation of the Financial Statements are set out below. These policies have been consistently applied to the years presented. The Financial Statements are presented in thousands of British Pounds (“£” or “GBP”), which is the Group’s presentation and functional currency.

Going concern

The consolidated accounts report a loss for the year of £6.429M (2014 - £45.781M loss) and cash generated by operating activities of £20.240M (2014 - £11.546M used in operations). At the balance sheet date, the group’s total assets exceeded its total liabilities by £50.519M (2014 - £56.086M) however accumulated deficit was £119.047M (2014 - £112.618M). The Company is also subject to risks and challenges similar to other companies in its industry. These risks include, but are not limited to, successful development, marketing and branding of products and services, the ability to obtain adequate financing to support growth, the ability to maintain sufficient regulatory capital and competition from larger companies with greater financial, technical, management and marketing resources.

Following the acquisition of the Company by Gain Capital there has been put in place a rolling program of transfers of clients and business from the Gain group of companies to the Group. This will increase the likely profitability of the Group. However the Company may need additional funds for working capital and regulatory capital required to support increased sales and the transferred business. There can be no assurance, however, that such financing would be available when needed, if at all, or on favourable terms and conditions. If results of operations for 2016 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures to continue to meet operating cash flow requirements. The precise amount and timing of any additional

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funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s services and products, the quality of product development efforts, management of working and regulatory capital, and continuation of normal payment terms and conditions for purchase of services.

The Group’s current forecasts and projections, taking account of reasonably possible changes in trading performance and factors outlined above, show that the Group will generate profits before amortisation and positive cash flows from operating activities and should therefore be able to meet all operating and regulatory capital requirements and will be able to operate within the level of its current facilities.

Therefore, after making due enquiries, including taking into consideration the following uncertainties including current market conditions, and Gain’s financial position and regulatory capital position, the Directors believe they have a reasonable basis to conclude that the Group has adequate resources to continue in operational existence for the foreseeable future. For this reason, the Directors continue to adopt the going concern basis in preparing the Financial Statements.

Consolidated financial statements

The Financial Statements include the Financial Statements of CIHL and those of its subsidiaries where CIHL exercises effective control. The books and records of the Group companies are maintained in accordance with local requirements and then adjusted to present the financial position and results of operations in accordance with UK GAAP.

Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their financial or operating policies, are consolidated. Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. Intercompany transactions, balances and unrealised gains on transactions between Group companies are eliminated; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

When preparing Financial Statements, assets and liabilities of the entities whose functional currency is different from the presentation currency of the Group are translated into GBP at the rate of exchange ruling at the balance sheet dates, while income and expense items are translated at weighted average exchange rates for the years. Differences resulting from the use of closing and weighted average exchange rates and from revaluing a foreign entity’s opening net asset balance at the closing rate are recognised directly in foreign currency translation within equity.

Assets held in an agency or fiduciary capacity are not assets of the Group and are not reported in the Financial Statements.

Business combinations

Under the acquisition (purchases) method, the cost of investment, including transaction costs, is allocated to the acquired entity’s assets and liabilities based on fair values to the acquirer when the acquisition becomes unconditional. The date of acquisition is where the control of the net assets and operations of the acquiree is effectively transferred to the acquirer.

Goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired such as brands may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic life of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition, however, the useful economic lives may be greater than 20 years or even indefinite. The Company amortises its goodwill over 10 years.

Adjustments to fair values assigned to assets and liabilities acquired on an acquisition of a business are only permitted if they arise before the date on which the directors approve the second post acquisition financial statements of the acquiring company.

Cash balances

Cash consists of cash on hand and deposits repayable on demand from financial institutions that are free from contractual encumbrances. For the purposes of the preparation of the cash flow statement, net cash and cash equivalents consist of cash and cash equivalents, net of outstanding bank overdrafts. These balances exclude client monies held by the Group (see client monies accounting policy).

Client monies not subject to the client money rules are held in non-segregated bank accounts and are included on the Balance Sheet where they are disclosed as either cash or receivables, depending on their nature, with a corresponding creditor. The return received on managing client balances is included within interest received.

Client monies

The Group, through its regulated subsidiary companies, holds money on behalf of clients in segregated accounts where required. Client monies held in segregated bank accounts and the corresponding liabilities to these clients are not recognised in the Balance Sheet because the Group is not beneficially entitled to them.

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Dividends

Dividends are recognised as a liability and deducted from equity at the balance sheet dates only if they are declared and approved by shareholders before or on the balance sheet dates. Dividends are disclosed when they are proposed before the balance sheet dates or proposed or declared after the balance sheet dates but before the Financial Statements are authorised for issue.

Equity share capital

Equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of external costs directly attributable to the issue. Ordinary shares and preference shares, where they share the characteristics of equity, are classified as equity. Any excess of the fair value of consideration received over the par value of shares issued is recognised as share premium.

Financial assets and liabilities

Financial assets and liabilities are recognised on trade date. Financial assets and liabilities in the scope of Financial Reporting Standard 26 - Financial Instruments: Recognition and Measurement (“FRS 26”) are classified into one of the following five categories, as appropriate:

•	financial assets or liabilities at fair value through profit or loss;

•	financial assets available-for-sale;

•	loans and receivables; or

•	financial liabilities at amortised cost.

Financial assets and liabilities are initially measured at fair value including transaction costs, except for those financial assets classified as fair value through profit or loss which are initially measured at fair value. The Group determines the classification of its financial assets and liabilities at initial recognition and re-evaluates this designation at each financial year end, where applicable.

The Company has taken advantage of the exemption contained in Financial Reporting Standard 29 not to present separate financial instrument disclosures for the Company as disclosures are made within the consolidated disclosures.

Financial assets and liabilities at fair value through profit or loss

Financial assets and liabilities comprising open spread bets, contracts for difference and options are classified as derivative financial instruments in accordance with Financial Reporting Standard 29 – Financial Instruments: Disclosure and Presentation (“FRS 29”). Financial assets and liabilities at fair value are classified as held for trading if they are:

•	acquired or incurred for the purpose of selling or repurchasing in the near term; or

•	a part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	a derivative that is not designated and effective as a hedging instrument.

The financial assets and liabilities at fair value through profit or loss are stated at fair value with any resulting gains or losses recognised in the Consolidated Profit and Loss Account.

Balances arising from the above are disclosed as either trade receivables or trade payables. Trade receivables or trade payables represent balances with counterparties and clients where the combination of cash held on account and the valuation of financial derivative open positions result in an amount due to or from the Group.

Financial assets available-for-sale

Financial assets available-for-sale are those non-derivative financial assets that are classified as available-for-sale or are not classified as being in any of the other categories and are initially recognised at cost (which includes directly attributable transaction costs). After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognised or until the investment is determined to be impaired at which time the cumulative gain or loss previously reported in equity is included in the Consolidated Profit and Loss Account. Interest is calculated using the effective interest method and recognised in the Consolidated Profit and Loss Account. Dividends on available-for-sale equity instruments are recognised as profit when the Group’s right to receive payment is established.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in active markets. Loans and receivables are initially measured at fair value, net of transaction costs incurred. Subsequent measurement is at amortised cost, using the effective interest rate method to amortise the amount at inception to the redemption value over the life of the loan or receivable. Interest is calculated using the effective interest method and recognised in the Consolidated Profit and Loss Account.

Financial liabilities

Except for derivatives and held-for-trading liabilities, which are classified as at fair value through profit and loss on initial recognition, all other financial liabilities are carried at amortised cost using the effective interest rate method.

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Loans payable

Loans payable which are interest bearing are recorded at the proceeds received. Interest charges are accounted for on an accruals basis in the profit and loss account using the effective interest rate method.

The Group’s perpetual preference shares are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Fair value of financial assets and liabilities

Financial assets and liabilities purchased or sold are recorded on a trade date basis and include:

•	spread trading on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates, exchange traded futures and options; and

•	fixed odds on equities, equity indices, precious and base metals, soft commodities, exchange rates, interest rates and other financial instruments.

The estimated fair value of financial assets and liabilities is made in accordance with the requirements of FRS 26. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties on arm’s length conditions, other than in a forced sale or liquidation. The fair value of assets or liabilities that are actively traded in organised financial markets is determined by reference to quoted market bid or ask prices, respectively, at the close of business on the balance sheet dates.

For assets where there is no active market, fair value is determined using valuation techniques, including valuation pricing models. Valuation pricing models consider time value and volatility factors underlying financial instruments as well as other relevant economic factors. The output of a model is always an estimate or approximation of a value that cannot be determined with certainty, and valuation techniques employed may not fully reflect factors relevant to the positions the Group holds. Valuations are therefore adjusted, where appropriate, to allow for additional factors including model risks and counterparty credit risk. The Group’s Management believes that these valuation adjustments are necessary and appropriate to state fairly the values of financial instruments carried at fair value on the Consolidated Balance Sheet.

The carrying amounts of cash and bank balances, trade and other receivables and payables approximate their respective fair values due to the relative short term maturity of these financial instruments.

Foreign currency translation

The Financial Statements are presented in thousands of GBP, which is the Group’s presentation currency. The Group discloses the amount of exchange differences recognised in profit or loss except for those arising on financial instruments measured at fair value through profit or loss in accordance with FRS 29. Foreign currency transactions are recorded in the functional currency at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rate of exchange ruling at the balance sheet dates. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, as well as unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the Consolidated Profit and Loss Account. Unrealised exchange differences on non-monetary financial assets (investments in equity instruments) are a component of the change in their fair value. For a non-monetary financial asset classified as held for trading, unrealised exchange differences are recognised in the Consolidated Profit and Loss Account. For non-monetary financial assets, which are classified as available-for-sale, unrealised exchange differences are recorded directly in equity until the asset is sold or becomes impaired.

On consolidation, the assets and liabilities of the Group’s overseas operations are translated into Sterling at exchange rates prevailing on the balance sheet dates. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are classified as equity and taken directly to a foreign exchange reserve. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Goodwill related to income generating units denominated in a currency other than Sterling is retranslated at the closing exchange rate, in accordance with the requirements of Financial Reporting Standard 23 - The Effects of Changes in Foreign Exchange Rates (“FRS 23”), with any differences being taken to foreign exchange reserves. On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated statement of comprehensive income as part of the profit or loss on disposal.

Impairment of assets

At least annually, or when annual impairment testing is required, the Directors consider the carrying amounts of the Group’s tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the income generating unit to which the asset belongs.

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The recoverable amount is the higher of realisable value less selling costs and value in use. In assessing value in use, the estimated future cash flows are discounted to their present values using a pre-tax discount rate. This rate reflects current market assessments of the time value of money as well as the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. Impairment losses are recognised immediately as an expense.

An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately but there have been none to date.

Intangible assets

Intangible assets are carried at historical cost less accumulated amortisation. The carrying values of intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets are derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on de-recognition of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is included in the income statement in the period of de-recognition. Intangible assets with a finite life are amortised on a straight line basis over their expected useful lives, as follows:

•	Goodwill ten (10) years

Intangible assets with an indefinite life, such as regulatory and other licences, are held at cost and written off to the profit and loss if the licence is terminated or no longer utilised.

Goodwill arising on the acquisition of a business or subsidiary company, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight-line basis over its estimated useful economic life, which is considered to be ten (10) years. Impairment tests on the carrying value of goodwill are undertaken at the end of the first full financial year following acquisition or in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

Offsetting and netting

Financial assets and financial liabilities are only offset and the net amount reported in the Consolidated Balance Sheets when there is a legally enforceable right to set off the recognised amounts and where the Group intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Operating leases

Leases of assets under which the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. Lease payments under an operating lease are recognised as expenses on a straight-line basis over the period of the lease term and are included in operating expenses, unless another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern over which economic benefits from the leased asset are consumed.

Other creditors

Non-trading financial liabilities are recognised initially at fair value and carried at amortised cost using the effective interest rate method if the time value of money is significant.

Provisions and contingencies

Provisions are recognised when the Group has a current legal or constructive obligation as a result of past events, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at each balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

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Contingent liabilities are not recognised in the Consolidated Balance Sheet but are disclosed unless the possibility of any future cash outflows is considered to be remote. A contingent asset is not recognised in the Consolidated Balance Sheets but is disclosed when an inflow of economic benefits is probable.

Receivables from and payables to brokers and dealers

Amounts receivable from and payable to brokers and dealers represent cash in margin accounts with brokers and dealers, and payments receivable and payable on unsettled securities transactions.

Receivables from and payables to clients

Amounts receivable from and payable to clients represent client cash held in non-segregated accounts, and payments receivable and payable on unsettled securities transactions.

Related party transactions

The Group’s Financial Statements include transactions and arrangements between related parties. Parties are generally considered to be related if one party has the ability to control the other party, is under common control, or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship attention is directed to its substance not merely the legal form. During the years the Group entered into transactions, in the ordinary course of business, with related parties. A summary of such related party transactions is detailed in Note 26 to the Financial Statements.

Revenue

Revenue is recognised when it is probable that economic benefits associated with the transaction will accrue to the Group and can be reliably measured. Revenue is recognised on the following basis:

Trading revenue

Trading revenue includes gains and losses on the operation of the spread trading markets and trading in financial markets and foreign exchange gains or losses on positions, net of commissions expensed. Open positions are carried at fair market value and gains and losses arising on this valuation are recognised in revenue together with gains and losses realised on positions that have closed. Dividends receivable, relating to trading activities, are recognised when the right to receive the payment is established.

Net fee and commission income from clients are recognised over the service period. Costs directly attributable to fee and commission income are deducted against net fee and commission income, and include broker’s commissions and clearing fees.

Net finance income

Interest is recognised in the Consolidated Profit and Loss Account on a time-apportioned basis by reference to the contractual amount outstanding and is charged at the effective interest rate applicable. The effective interest rate is the rate that exactly discounts the future expected cash flows to the carrying amount of the liability. Issue costs are included in the determination of the effective interest rates. Interest receivable and interest payable to the extent it relates to a client and financing activity is disclosed net as part of net financing income or expense. All other interest is shown separately as interest income or interest expense.

Cost of sales

Cost of sales relates to expenses directly attributable to the Group’s revenue and includes rebates of commission to third parties and other income sharing arrangements, client promotions and sign on bonuses, betting duties and commissions paid to sales staff.

Tangible fixed assets

Tangible fixed assets are stated at historical cost, net of accumulated depreciation and any accumulated impairment. The carrying value of tangible fixed assets is reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Tangible fixed assets are derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on de-recognition of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is included in the Consolidated Profit and Loss Account in the period of de-recognition. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

• Office equipment, fixtures and fittings	five (5) years

• Computer and other equipment	three (3) years

• Website and software development costs	three (3) years

• Leasehold improvements	period to first break

Website development costs are capitalised only to the extent they lead to the creation of an enduring asset delivering benefits at least as great as the amount capitalised. If there is insufficient evidence on which to base reasonable estimates of the economic benefits that will be generated in the period until further updates to the website, the development costs are charged to the Consolidated Profit and Loss Account as incurred. Software development expenditure incurred on the development of the Group’s trading, settlement and risk management systems is capitalised. All other software expenditure is charged to the Consolidated Profit and Loss Account in the period in which it is incurred.

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Costs related to repairs and renewals are charged to profit and loss when incurred and included in other operating expenses.

Taxation

Corporation taxes

Corporation taxes have been provided for in the Financial Statements in accordance with the tax legislation enacted or substantively enacted by each balance sheet date in the jurisdictions in which the Group operates. Taxable loss differs from loss as reported in the Consolidated Profit and Loss Statement because it excludes items of income or expense that are taxable or deductible in other periods and it further excludes items that are not taxable or tax deductible. The corporation tax charge comprises current and deferred taxes and is recognised in the Consolidated Profit and Loss Account. Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods.

Current tax is charged or credited to the Consolidated Profit and Loss Account, except when it relates to items charged or credited directly to equity, in which case the current tax is dealt with in equity.

Deferred taxes

Deferred tax is generally accounted for on all timing differences between the carrying amount of assets and liabilities in the Financial Statements and the corresponding tax basis used in the computation of taxable profit. Deferred tax is recognised in respect of timing differences that have originated but not reversed at the balance sheet dates where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet dates. Timing differences are differences between the Group’s taxable profits and its results as stated in the Financial Statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the Financial Statements. Deferred tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply when the related asset is realised or liability is settled, based on tax rates and laws enacted or substantively enacted at the balance sheet dates. A net deferred tax asset is regarded as recoverable and therefore recognised only to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Deferred tax is charged or credited to the Consolidated Profit and Loss Account, except when it relates to items charged or credited directly to equity, in which case the deferred tax is dealt with in equity. Deferred tax is measured on a non-discounted basis.

Taxes, such as non-recoverable value added taxes are recorded within operating expenses.

4.	NET FINANCE INCOME

(in thousands of £)
	For the year ended 31 March
	2015	2014
Interest income
Interest received from clients	19,598	20,759
Interest received from brokers	303	147

Total interest income	20,053	20,906

Interest expense
Interest paid to clients	77	441
Interest paid to brokers	3,175	3,292

Total interest expense	3,252	3,733

Net finance income	16,801	17,173

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5.	DEPRECIATION AND AMORTISATION

(in thousands of £)
	For the year ended 31 March
	2015	2014
Depreciation and amortisation
Depreciation of tangible fixed assets	5,677	4,520
Amortisation of goodwill	7,693	13,558

Total depreciation and amortisation	13,370	18,078

6.	OPERATING LOSS

(in thousands of £)
	For the year ended 31 March
	2015	2014
Operating loss is stated after charging:
Amortisation of goodwill	7,693	13,558
Depreciation of tangible fixed assets	5,677	4,520
Loss on disposal of tangible fixed assets	40	—
Impairment of tangible fixed assets	—	706
Impairment of Goodwill	—	28,300
Foreign exchange difference	215	(200)
Exceptional items	—	(416)
Operating lease rentals - other	76	67
Operating lease rentals - land and buildings	3,407	3,718

The exceptional items in 2014 relate to a credit of £945,000 received from HM Revenue and Customs in respect of VAT under-claimed in prior years and a payment of £529,000 to HM Revenue and Customs in respect of betting duty on finance charges underpaid over the prior 3 years. Administrative expenses included professional fees of £773,000 incurred in 2015 in relation to the purchase of the Group by Gain Capital Holdings Inc.

7.	INTEREST INCOME

(in thousands of £)
	For the year ended 31 March
	2015	2014
Interest received from bank accounts	454	651

Total interest income	454	651

8.	INTEREST EXPENSE

(in thousands of £)
	For the year ended 31 March
	2015	2014
Interest paid to IPGL group companies	1,513	1,097

Total interest expense	1,513	1,097

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9.	TAX ON LOSS ON ORDINARY ACTIVITIES

(in thousands of £)
	For the year ended 31 March
	2015	2014
Current tax credit
Prior year corporation tax	—	264
Overseas tax	260	324

	260	588

Deferred tax credit
Deferred tax - origination and reversal of timing differences	—	105

Total tax charge on loss on ordinary activities	260	693

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the loss before tax is as follows:
Loss on ordinary activities before tax	(5,396)	(45,088)

Tax on loss on ordinary activities at standard rate 21% (2014: 23%)	(1,295)	(10,370)
Factors affecting tax charge for the period
Depreciation for period in excess of capital allowances	197	(97)
Expenses not deductible for tax purposes	17	6,690
Amortisation of goodwill	1,539	3,034
Overseas tax rate differences	323	325
Utilisation of tax losses	(604)	—
Other timing differences	(2)	—
Deferred tax losses not recognised	85	742
Prior year UK and overseas corporation tax	—	264

Total actual amount of current tax	260	588

(in thousands of £)
	For the year ended 31 March
	2015	2014
Deferred tax
Deferred tax movements during the year were as follows:
Balance at 1 April	—	115
Current year deferred tax	—	(105)
Other adjustments including foreign exchange	—	(10)

Total net deferred tax at 31 March	—	—

Deferred tax asset not recognised at current tax rates	12,143	10,382

The potential deferred tax asset, which is not recognised on the balance sheet as per FRS 19, comprises tax losses carried forward of £51.1M (2014: £52.7M) and the excess of the tax written down value of fixed assets over their net book value of £6.8M (2014: £6.3M). The Group recorded losses for the financial year and management have taken a prudent approach by not recognising these assets on the balance sheet. The rationale for such an approach is that, given current losses it is inappropriate to introduce a deferred tax asset.

Circumstances affecting current and future tax charges

On 20 March 2013, the Government proposed legislation to reduce the current rate of UK corporation tax from 23% to 20% by 2015. Consequently, the Finance Act 2013 included provisions to reduce the rate of UK corporation tax to 21% with effect from 1 April 2014 and 20% from 1 April 2015.

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10.	INTANGIBLE ASSETS

(in thousands of £)	Goodwill
Cost
Balance at 1 April 2014	109,763
Foreign currency adjustment	881

Balance at 31 March 2015	110,644

Accumulated depreciation
Balance at 1 April 2014	92,589

Amortisation charge for year	7,693

Balance at 31 March 2015	100,282

Net book value at 31 March 2015	10,362

(in thousands of £)	Goodwill
Cost
Balance at 1 April 2013	142,440
Impairment	(28,300)
Foreign currency adjustment	(4,377)

Balance at 31 March 2014	109,763

Accumulated depreciation
Balance at 1 April 2013	79,031
Amortisation charge for year	13,558

Balance at 31 March 2014	92,589

Net book value at 31 March 2014	17,174

Goodwill arising on acquisitions is capitalised and written off on a straight-line basis over its estimated useful economic life, which is ten years. Impairment tests on the carrying value of goodwill are undertaken at the end of the first full financial year following acquisition or in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable. At the balance sheet dates, a review is undertaken to identify any indications of impairment. If no there are no indicators of impairment then no further action is taken. However where there are indicators that the goodwill may be impaired then a discounted cash flow valuation is carried out to determine the size of the impairment, if any, to be taken. The current net book value of goodwill was derived from the following acquisitions:

a)	IFX Group: The acquisition on 6 September 2006 of IFX Group plc, primarily relating to the United Kingdom based business of IFX Markets Limited, which continues to be operated separately under the “Finspreads” brand, and the North American business IFX Markets Inc. which was subsequently incorporated into FX Solutions shortly after that business was acquired.

b)	Sunblock/FX Solutions: The acquisition on 5 February 2008 of the business, the assets and the liabilities of the United States based business of Sunblock Holdings LLC and its subsidiaries, which comprised the FX Solutions business.

At March 2014 there were indicators of impairment following the disposal of part of the US client base and a decline in parts of the business including but not limited to the decision to wind down the FX Solutions brand, and following a value in use calculation of the income generating units the directors determined that the goodwill had been impaired by £28.3M. At 31 March 2015 there were no further indicators of impairment.

In accordance with FRS 23 the goodwill proportion related to overseas subsidiaries has been retranslated at the closing exchange rate with the resulting gain of £881,000 (2014: £4,377,000 loss) being taken to foreign exchange reserves. Amortisation is restated to the revised amount in accordance with the amortisation life determined at inception.

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11.	TANGIBLE FIXED ASSETS

(in thousands of £)	For the year ended 31 March 2015
		Office
		equipment,
	Leasehold	fixtures	Computer	Website and
	improve-	and	and other	software
	ments	fittings	equipment	development	Total
Cost
Balance at 1 April 2014	4,931	1,686	13,121	16,940	36,678
Foreign currency adjustment	(21)	—	36	89	104
Additions	—	130	1,886	5,095	7,111
Disposals or write-offs	—	(63)	(1,238)	—	(1,301)

Balance at 31 March 2015	4,910	1,753	13,805	22,124	42,592

Accumulated depreciation
Balance at 1 April 2014	2,477	1,341	10,147	9,922	23,887
Foreign currency adjustment	(18)	(7)	40	87	102
Depreciation charge for year	450	135	1,459	3,633	5,677
Disposals or write-offs	—	(17)	(1,229)	—	(1,246)

Balance at 31 March 2015	2,909	1,452	10,417	13,642	28,420

Net book value at 31 March 2015	2,001	301	3,388	8,482	14,172

Net book value at 31 March 2014	2,454	345	2,974	7,018	12,791

12.	FINANCIAL ASSETS AVAILABLE-FOR-SALE

(in thousands of £)	As at 31 March
	2015	2014
Total financial assets available-for sale	52	52

Represented by:
Balance at 1 April	52	52

Balance at 31 March	52	52

During the 2010 financial year CIL acquired the 10% share in CDP Soft for £1,150,000. At 31 March 2014 the estimated fair value of the investment was £52,000 (2013: £52,000).

All available for sale investments are unquoted with fair value obtained by the directors using non observable valuation inputs and these are all classified as level three (see note 24).

13.	TRADE DEBTORS

(in thousands of £)	As at 31 March
	2015	2014
Brokers and dealers	24,270	29,806
Clients	318	92

Total trade debtors	24,588	29,898

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14.	PREPAYMENTS AND OTHER DEBTORS

(in thousands of £)	As at 31 March
	2015	2014
Prepayments	2,724	2,752
Other debtors and accrued income	1,332	443
Corporation tax recoverable	25	13

	4,081	3,208
CIGL	—	4,204
Amounts due from ultimate parent company, IPGL	—	160

Total prepayments and other debtors	4,081	7,572

Amounts due from CIGL and IPGL: The amounts due from group companies are unsecured, interest free and are repayable on demand.

15.	CASH AT BANK AND IN HAND

(in thousands of £)	As at 31 March
	2015	2014
Cash at bank and in hand	50,048	22,981
Bank deposits	157	494
Monies held on behalf of non-segregated clients	—	16,395

Total cash at bank and in hand	50,205	39,870

Cash at bank and in hand is held as follows:
OECD banks and regulated financial institutions	43,834	34,325
Non OECD banks and regulated financial institutions	6,371	5,545

	50,205	39,870
Ratings as follows:
AA	—	—
AA-	11,478	480
A+	7,549	16,283
A	15,280	320
A-	15,830	18,028
A-1	—	3,622
A-1+	—	1,075
Bbpi	10	—
Other rated	—	36
Non-rated	58	25

	50,205	39,870

These categories consist of cash in hand and deposits repayable on demand from financial institutions and are free from contractual encumbrances. The accounts with financial institutions earn interest at floating rates based on daily bank rates. The fair value of cash at bank and in hand is not materially different from the book value. The balances above exclude client monies held by the Group (see client monies accounting policy), which are set out below.

Client money - segregated not recognised in Financial Statements (see Note 3 - accounting policy )	162,013	194,664

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16.	TRADE CREDITORS

(in thousands of £)	As at 31 March
	2015	2014
Clients	27,154	22,527

Total trade creditors	27,154	22,527

Included in client trade creditors are balances with related parties entered into in the ordinary course of business as follows:
of which are due to IPGL	5,747	1,087

17.	OTHER CREDITORS

(in thousands of £)	As at 31 March
	2015	2014
Accruals and deferred income	2,533	3,015
Other taxes and social security	2,075	530
Other creditors	4,629	5,004

	9,237	8,549
Amounts due to other group companies	—	1,839

Total other creditors	9,237	10,388

Amounts due to other group companies: The amounts due to group companies are unsecured, and the balances are repayable on demand. All other amounts due are unsecured, interest free and are repayable on demand.

18.	LOANS PAYABLE LESS THAN ONE YEAR

(in thousands of £)	As at 31 March
	2015	2014
Loans	15,154	16,634

These loans represent the balance of amounts borrowed from IPGL Limited, the Company’s ultimate parent company, and Incap Gaming BV, an intermediary parent company, in the prior years. These loans attract interest at a rate of 10% and are repayable within twelve months. The outstanding balance of the loans from prior years owing to IPGL Limited of £4M (2014: £4M) is secured on the Group’s US subsidiary, City Index Inc. On 1 April 2015 the total loans due were fully repaid. This was funded through a loan from the Company’s new parent company Gain Capital Holdings Inc. (see note 27)

19.	PROVISIONS FOR LIABILITIES AND CHARGES

		Global		Contract
	Restructuring	Exchanges	VAT	termination
(in thousands of £)	Provision	Provision	Provision	dispute	Total
Balance at 1 April 2013	1,555	945	157	—	2,657
Utilised during the year	(1,379)	—	—	—	(1,379)
Transfer to accruals	—	(202)	—		(202)
Charges/(credits) to the Profit and Loss Account	129	565	(48)	—	646

Balance at 31 March 2014	305	1,308	109	—	1,722

Utilised during the year	(183)	(60)	—	—	(243)
Charges/(credits) to the Profit and Loss Account	—	(200)	(52)	169	(83)

Balance at 31 March 2015	122	1,048	57	169	1,396

The restructuring provision relates to the costs of shutting down the group’s US operation which should be completed within the next 12 months.

The global exchange provision relates to the estimated costs that may be payable in the next 12 months on market information from global exchanges provided over the prior years.

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The VAT provision relates to a potential VAT liability due on commission payments made to some of the Group’s white label partners. HM Revenues and Customs is permitted to go back four years and the provision has been calculated as the maximum amount payable if VAT was deemed to be due.

The Contract termination dispute provision relates to a dispute over the final payments due on the closure of one of the group’s data centres in the US.

20.	ORDINARY SHARE CAPITAL

(in thousands of £)	As at 31 March
	2015	2014
Authorised
9,000,000 ordinary shares of £0.01 each	90	90
10,000 ordinary shares of £0.0001 each	—	—

	90	90

Called up, allotted and fully paid
7,803,258 ordinary shares of £0.01 each	78	78

Equity shares of the Company are identical, including economic rights and voting rights. The rights, preferences, and restrictions with respect to voting, the distribution of dividends, and the repayment of capital are contained in the Memorandum and Articles of Association. At the balance sheet date, there were no limitations on the distribution of retained earnings to shareholders other than the Company’s loan covenant arrangements. No dividends have been paid during the year (2014: £Nil).

21.	PREFERENCE SHARES

(in thousands of £)	As at 31 March
	2015	2014
Authorised
100,000,000 redeemable non-voting preference shares of £1.00 each	100,000	100,000

Called up, allotted and fully paid
76,638,000 (2013: 70,638,000) redeemable non-voting preference shares of £1.00 each	76,638	76,638

The redeemable preference shares carry a non-cumulative preferential cash dividend at the rate of 2% per annum above the average base rate of Barclays Bank PLC applicable in the six months period up to the date of payment of the dividend. The redeemable preference shares carry no voting rights and are redeemable at any time at the option of the Company. The preference shares rank in priority to the ordinary shares for repayment in the event of the Company being wound up. There is no obligation on the Company to redeem or declare dividends in respect of the preference shares. They are therefore considered to represent equity under FRS 25.

No non-cumulative preferential dividends were declared by the Company either in general meeting or by its Directors either during the year (2015: £Nil).

22.	ANALYSIS OF NET FUNDS

(in thousands of £)	At 31 March		Exchange	Other	At 31 March
	2014	Cash flow	movements	Movements	2015
Cash and cash equivalents
Cash at bank and in hand	39,870	10,357	(22)	—	50,205
Loans payable	(16,634)	2,916	—	(1,436)	(15,154)

Cash and cash equivalents	23,236	13,273	(22)	(1,436)	35,051

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(in thousands of £)	At 31 March		Exchange	Other	At 31 March
	2013	Cash flow	movements	Movements	2014
Cash and cash equivalents
Cash at bank and in hand	60,458	(19,078)	(1,510)	—	39,870
Loans payable	(23,000)	1,189	—	5,177	(16,634)

Cash and cash equivalents	37,458	(17,889)	(1,510)	5,177	23,236

23.	RECONCILIATION OF NET LOSS TO OPERATING CASH FLOWS

(in thousands of £)		For the year ended 31 March
	Notes	2015	2014
Reconciliation of operating loss to operating cash flows
Loss for the financial year		(6,429)	(45,781)
Interest income	7	(454)	(651)
Interest expense	8	1,513	1,097
Dividend received		(12)	(26)
Income tax expense	9	260	693

Operating loss		(5,122)	(44,668)
Adjustments for non-cash and other items:
Depreciation on tangible fixed assets	6	5,677	4,520
Loss on disposal of tangible fixed assets	6	40	—
Amortisation of goodwill	6	7,693	13,558
Impairment of goodwill		—	28,300
Tangible fixed assets written off (non exceptional)		—	706

		8,288	2,416
Decrease/(increase) in trade debtors		5,310	(4,852)
Decrease in prepayments and other debtors		3,491	2
Increase/(decrease) in trade creditors		4,627	(4,381)
Decrease in other creditors		(1,150)	(3,796)
Decrease in provisions		(326)	(935)

Net cash inflow/(outflow) from operating activities		20,240	(11,546)

24.	FINANCIAL INSTRUMENTS

FRS 29 requires information on the significance of financial instruments for an entity’s financial position and performance, information about exposure to risks arising from financial instruments and the Group’s objectives, policies and processes for managing capital.

The following information contains the information required by FRS 29, together with additional information relating to the Group’s assets and liabilities at the balance sheet dates.

The following table details the classification of financial instruments:

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(in thousands of £)	As at 31 March 2015
	Financial assets and liabilities at fair value through profit or loss	Available - for-sale	Loans and receivables amortised cost	Non- financial instruments	Total
Assets
Financial assets available-for-sale	—	52	—	—	52
Trade debtors	24,586	—	2	—	24,588
Cash at bank and in hand	—	—	50,205	—	50,205

Sub-total trade related assets	24,586	52	50,207	—	74,845

Prepayments and other receivables	—	—	1,357	2,724	4,081
Intangible assets	—	—	—	10,362	10,362
Tangible fixed assets	—	—	—	14,172	14,172

Sub-total non-trade related assets	0	—	1,357	27,258	28,615

Total assets	24,586	52	51,564	27,258	103,460

Liabilities
Trade creditors	27,154	—	—	—	27,154
Loans payable	—	—	15,154	—	15,154

Sub-total trade related liabilities	27,154	—	15,154	—	42,308

Other creditors	—	—	9,236	—	9,236
Provision for liabilities and charges	—	—	—	1,396	1,396

Sub-total non-trade related liabilities	0	—	9,236	1,396	10,632

Total liabilities	27,154	—	24,390	1,396	52,940

Net position
Net long trade related assets	(2,568)	52	35,053	—	32,537
Net (short) (long) non-trade related assets	0	—	(7,879)	25,862	17,983

Total net assets	(2,568)	52	27,174	25,862	50,519

Percentage of net position
% of net long (short) trade related assets	(7.9%)	0.2%	107.6%	—	99.9%
% of net long non-trade related assets	—	—	(43.8%)	143.8%	100.0%
% of total net assets	(5.1%)	0.1%	53.8%	51.2%	100.0%
If there was an 100 basis points adverse movement in interest rates with all other variables held constant, then there would be an
- increase (decrease) in net finance costs (income)	—	—	351	—	351
- increase (decrease) in (loss) after tax	—	—	277	—	277
- (decrease) increase in total equity	—	—	(277)	—	(277)
If there was a 100 basis points favourable movement in interest rates with all other variables held constant, then there would be an
- increase (decrease) in finance costs (income)	—	—	(351)	—	(351)
- (decrease) increase in (loss)	—	—	(277)	—	(277)
- increase (decrease) in equity	—	—	277	—	277

A sensitivity of 100 basis points represents a reasonable movement given the current level of volatility observed in respect of the main interest rates the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 21%.

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(in thousands of £)	As at 31 March 2014
	Financial assets		Loans and
	and liabilities at		receivables	Non-
	fair value through	Available-	- amortised	financial
	profit or loss	for-sale	cost	instruments	Total
Assets
Financial assets available-for-sale	—	52	—	—	52
Trade debtors	29,898	—	—	—	29,898
Cash at bank and in hand	—	—	39,870	—	39,870

Sub-total trade related assets	29,898	52	39,870	—	69,820

Prepayments and other receivables	4,820	—	—	2,752	7,572
Deferred tax assets	—	—	—	—	—
Intangible assets	—	—	—	17,174	17,174
Tangible fixed assets	—	—	—	12,791	12,791

Sub-total non-trade related assets	4,820	—	—	32,717	37,537

Total assets	34,718	52	39,870	32,717	107,357

Liabilities
Trade creditors	22,527	—	—	—	22,527

Sub-total trade related liabilities	22,527	—	—	—	22,527

Other payables	—	—	10,388		10,388
Loans payable	—	—	16,634	—	16,634
Provisions for liabilities and charges	—	—	—	1,722	1,722

Sub-total non-trade related liabilities	—	—	27,022	1,722	28,744

Total liabilities	22,527	—	27,022	1,722	51,271

Net position
Net long trade related assets	7,371	52	39,870	—	47,293
Net (short) (long) non-trade related assets	4,820	—	(27,022)	30,995	8,793

Total net assets	12,191	52	12,848	30,995	56,086

Percentage of net position
% of net long (short) trade related assets	15.6%	0.1%	84.3%	—	100.0%
% of net long non-trade related assets	54.8%	—	(307.3%)	352.5%	100.0%
% of total net assets	21.7%	0.1%	22.9%	55.3%	100.0%
If there was an 100 basis points adverse movement in interest rates with all other variables held constant, then there would be an
– increase (decrease) in net finance costs (income)	—	—	232	—	232
– increase (decrease) in (loss) after tax	—	—	183	—	183
– (decrease) increase in total equity	—	—	(183)	—	(183)
If there was a 100 basis points favourable movement in interest rates with all other variables held constant, then there would be an
– increase (decrease) in finance costs (income)	—	—	(232)	—	(232)
– (decrease) increase in (loss)	—	—	(183)	—	(183)
– increase (decrease) in equity	—	—	183	—	183

A sensitivity of 100 basis points represents a reasonable movement given the current level of volatility observed in respect of the main interest rates the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 21%.

Principal risks and uncertainties (including financial risk management policies)

The Board is responsible for determining and managing the principal risks and uncertainties of the Company and Group. This is subject to periodic review, at least annually and is performed in consultation with its shareholders. The Company and Group seek to mitigate their risks through the application of limits and controls, a monitoring process at both Company, Group and operational level, and the use of hedging instruments and insurance policies. The Group has a Risk and Credit Committee, which meets at least monthly. The Group’s existing risk management tools continue to be enhanced by the on-going development of a real-time risk management system across all products.

The principal risks and uncertainties faced by the Group are primarily financial risks. The principal non-financial risk faced by the Group is operational risk. All of these risks are summarised further below.

City Index (Holdings) Limited	Page | 22

Credit risk

Credit risk represents the loss that the Group would incur if a client or counterparty failed to perform its contractual obligations. A client credit exposure exists where a client’s net contractual payable to the Group is greater than the margin or other collateral received by the Group (“margin deficiency”) net of any credit adjustments made against the margin deficiency. A counterparty exposure exists where the Group’s net contractual receivable is greater than the margin or other collateral deposited by the Group with the counterparty (“excess margin”). Clients do not normally have external credit ratings. Market counterparties generally have published credit ratings. In addition to the regular credit review of counterparties and country limits, other measures are undertaken to mitigate credit risk including holding margin or other collateral against client positions. A small minority of clients are permitted to deal within specific credit terms.

The Group has a formal credit policy which determines the financial and experience criteria which a client must satisfy before being given an account which exposes the Group to credit risk, as well as determining the account limits which are allocated to a client. The Group also has potential credit risk arising from its exposure to market counterparties with which it hedges and with banks. The Group sets limits for its maximum acceptable exposure to each market counterparty and bank to which it has credit exposure. These limits are approved by the Group Risk Committee and are reviewed at least every six months.

At the balance sheet dates the Group had the following trading asset credit risk exposures:

(in thousands of £)	As at 31 March
	2015	2014
Trade debtors
Brokers and dealers	24,270	29,806
Clients	318	92

	24,588	29,898

Amount of broker and dealer trade debtors where the Group’s net contractual receivable is greater than the margin or other collateral deposited by the Group with the counterparty (“excess margin”).
A	402	—
A-	20,825	—
A-1	—	25,030
BBB	3,026	—
BBB+	—	5,335
Non-rated	17	(559)

	24,270	29,806

(in thousands of £)	As at 31 March
	2015	2014

Amount of client trade debtors where client’s net contractual payable to the Group is greater than the margin or other collateral received by the Group (“margin deficiency”) net of any credit adjustments made against the margin deficiency.

All non-rated.	318	92

Amount of credit extended to clients at year end	118	276
Amount of unutilised credit extended to clients	62	250

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Credit extended to clients is either by Credit Allocation or Waived Margin. Credit Allocations are a fixed amount allocated to an Account which is treated in the same way as if cash had been deposited against a client position and is utilised in the calculation of client’s margin requirement and trading resource. Waived Margin is a fixed amount allocated to an account utilised in the calculation of the initial margin required. In effect initial margin is reduced and the client is only required to fund losses on an account.

The movement on bad debt provisions during the years were as follows:

(in thousands of £)	For the year ended 31 March
	2015	2014
Net charges to profit and loss account during the year	2,003	(142)
Opening credit	15,252	35,006
Releases against underlying asset during the year	(866)	(19,612)

Closing credit	16,389	15,252

The release of provision in 2014 relates to amounts due from two debtors, which had been fully provided for in previous years, that would no longer be recoverable due to the debtors being liquidated during the year.

Market risk

Market risk is the risk of loss arising from adverse movements in the level or volatility of market prices. Daily and intra-day margin calls are made on clients to reflect market movements affecting client positions. The Group’s clients sign a terms of business agreement, in which, under certain circumstances, the Group unilaterally reserves the right to close out client positions. Exposure management is dependent on the liquidity of the relevant markets and hedging policy. These policies include limits, or a methodology for setting limits, for every single liquid financial market in which the Group trades, and for markets which the Directors consider to be correlated. The limits determine the maximum net exposure arising from client activity and associated hedging. During the years the Group significantly reduced its risk profile and increased hedging levels commensurate with market volatility.

The carrying amounts of cash and bank balances, other debtors and creditors approximate their respective fair values due to the relative short term maturity of these financial instruments. Trade debtors and creditors are carried with their open trade calculated using the mark to market pricing which equates to fair value.

Currency risk

The principal currencies in which the Group trades are British Pounds, Euros and United States Dollars. This gives rise to currency risk on the translation of its net current assets (mainly net funds held on behalf of clients) together with a currency risk on the conversion of its non-British Pounds income into British Pounds. The Group hedges this risk to the extent it considers appropriate in the circumstances. Please note there is no hedge accounting adopted and is only economic hedging.

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The currency risk of the Group’s assets and liabilities at the balance sheet dates are as follows:

(in thousands of £)	As at 31 March 2015
	GBP£	US$	Euro	Other	Total
Assets
Financial assets available-for-sale	52	—	—	—	52
Trade debtors *	13,269	3,843	2,300	5,176	24,588
Cash at bank and in hand	32,147	(1,165)	(1,663)	20,886	50,205

Sub-total trade related assets	45,468	2,678	637	26,062	74,845

Prepayments and other receivables	3,235	305	22	519	4,081
Intangible assets	4,182	6,180	—	—	10,362
Tangible fixed assets	13,892	(31)	163	148	14,172

Sub-total non-trade related assets	21,309	6,454	185	667	28,615

Total financial assets	66,777	9,132	822	26,729	103,460

Liabilities				—
Trade creditors *	8,833	582	268	17,471	27,154
Loans payable	15,154	—	—	—	15,154

Sub-total trade related liabilities	23,987	582	268	17,471	42,308

Other creditors	2,291	6,389	95	462	9,237
Provision for liabilities and charges	1,106	290	—	—	1,396

Sub-total non-trade related liabilities	3,397	6,679	95	462	10,633

Total financial liabilities	27,384	7,261	363	17,933	52,941

Total Net Assets					—
Net position
Net (short) long trade related (liabilities) assets	21,481	2,096	369	8,591	32,537
Net long (short) non-trade related assets (liabilities)	17,912	(225)	90	205	17,982

Total net financial assets	39,393	1,871	459	8,796	50,519

Percentage of net assets
% of aggregate net long trade related assets	66.0%	6.4%	1.1%	26.5%	100.0%
% of aggregate net long non-trade related assets	99.6%	(1.3%)	0.5%	1.1%	99.9%
% of total net assets	78.0%	3.7%	0.9%	17.4%	100.0%
* For the purposes of this table trade debtors and trade creditors are shown as the gross position per currency
If there was an 20% adverse movement in exchange rates against the £ with all other variables held constant, then there would be an
– (decrease)/increase in loss		370	91	1,737	2,197
– increase/(decrease) in equity		(370)	(91)	(1,737)	(2,197)
If there was a 20% favourable movement in exchange rates against the £ with all other variables held constant then there would be an
– increase/(decrease) in loss after tax		(246)	(60)	(1,158)	(2,197)
– (decrease)/increase in total equity		246	60	1,158	2,197

A sensitivity of 20% represents a reasonable movement given the current level of volatility observed in respect of the main foreign currencies the Group is normally exposed to in its day-to-day operations. The calculation assumes an average Group tax rate of 21%.

City Index (Holdings) Limited	Page | 25

(in thousands of £)	As at 31 March 2014
	GBP£	US$	Euro	Other	Total
Assets
Financial assets available-for-sale	52	—	—	—	52
Trade debtors *	7,416	9,647	149	12,686	29,898
Cash at bank and in hand	22,108	(1,050)	(825)	19,637	39,870

Sub-total trade related assets	29,576	8,597	(676)	32,323	69,820

Total financial assets	29,576	8,597	(676)	32,323	69,820

Non-financial Instruments
Prepayments					7,572
Intangible assets					17,174
Tangible fixed assets					12,791

					107,357

Liabilities
Trade creditors *	6,928	1,806	(3,081)	16,874	22,527

Sub-total trade related liabilities	6,928	1,806	(3,081)	16,874	22,527

Other creditors	7,546	1,842	120	880	10,388
Loans payable	16,634	—	—	—	16,634

Sub-total non-trade related liabilities	24,180	1,842	120	880	27,022

Total financial liabilities	31,108	3,648	(2,961)	17,754	49,549

Non-financial Instruments
Deferred tax					—
Provision for liabilities and charges					1,722

					51,271

Total Net Assets					56,086

Net position
Net (short) long trade related (liabilities) assets	22,648	6,791	2,405	15,449	47,293
(liabilities)	(24,180)	(1,842)	(120)	(880)	(27,022)

Total net financial assets	(1,532)	4,949	2,285	14,569	20,271

Percentage of net assets
% of aggregate net long trade related assets	47.9%	14.4%	5.1%	32.6%	100.0%
% of aggregate net long non-trade related assets	89.5%	6.8%	0.4%	3.3%	100.0%
% of total net assets	(7.6%)	24.4%	11.3%	71.9%	100.0%
* For the purposes of this table trade debtors and trade creditors are shown as the gross position per currency
If there was an 20% adverse movement in exchange rates against the £ with all other variables held constant, then there would be an
– (decrease)/increase in loss		977	451	2,877	4,305
– increase/(decrease) in equity		(977)	(451)	(2,877)	(4,305)
If there was a 20% favourable movement in exchange rates against the £ with all other variables held constant then there would be an
– increase/(decrease) in loss after tax		(652)	(301)	(1,918)	(2,871)
– (decrease)/increase in total equity		652	301	1,918	2,871

A sensitivity of 20% represents a reasonable movement given the current level of volatility observed in respect of the main foreign currencies the Group is normally exposed to in its day-to-day operations. The calculation assumes an average

Group tax rate of 21%.

Liquidity risk

In the event of a significant movement in markets, the Group could have a short-term funding requirement to meet its payment obligations to counterparties. Any failure by the Group to meet its payment obligations could result in market counterparties closing the Group’s hedge positions, which would have materially adverse consequences for the Group’s business. The level of liquidity required is influenced by the level of client activity and volatility in the markets.

The Net Position is the difference between the sub-total related assets and the sub-total related liabilities which has then been split between short trade and long non-trade balances.

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The contractual undiscounted maturities of the Group’s assets and liabilities based on the remaining period, at the balance sheet dates, to the contractual maturity dates are as follows:

(in thousands of £)	As at 31 March 2015
			Due
			between 4	Due
		Due within	and 12	between 1
	On demand	3 months	months	and 5 years	Total
Assets
Financial assets available-for-sale	—	—	52	—	52
Trade debtors *	24,586	2	—	—	24,588
Cash at bank and in hand	50,205	—	—	—	50,205

Sub-total trade related assets	74,791	2	52	—	74,845

Prepayments and other receivables	4,074	5	—	2	4,081

Sub-total non-trade related assets	4,074	5	—	2	4,081

Intangible assets					10,362
Tangible fixed assets					14,172
Total assets					103,460
Liabilities
Trade creditors *	27,154	—	—	—	27,154

Sub-total trade related liabilities	27,154	—	—	—	27,154

Other creditors	8,786	451	—	—	9,237
Provision for liabilities and charges	1,396	—	—	—	1,396
Loans payable	15,154	—	—	—	15,154

Sub-total non-trade related liabilities	25,336	451	—	—	25,787

Total liabilities	52,490	451	—	—	52,941

Net position
Net short trade related assets	47,637	2	52	—	47,691
Net long non-trade related assets	(21,262)	(446)	—	2	(21,706)

	26,375	(444)	52	2	25,985

Cumulative net position	26,375	25,931	25,983	25,985

Intangible assets					10,362
Tangible fixed assets					14,172

Total equity					50,519

Aggregate financial liabilities
Trade creditors	27,154	—	—	—	27,154
Loans payable due within one (1) year	15,154	—	—	—	15,154
Other creditors	10,182	451	—	—	10,633
Current tax liabilities	—	—	—	—	—

Total financial liabilities	52,490	451	—	—	52,941

City Index (Holdings) Limited	Page | 27

(in thousands of £)	As at 31 March 2014
			Due
			between 4	Due
		Due within	and 12	between 1
	On demand	3 months	months	and 5 years	Total
Assets
Financial assets available-for-sale	—	—	52	10,751	10,803
Trade debtors	29,898	—	—	—	29,898
Cash at bank and in hand	39,870	—	—	—	39,870

Sub-total trade related assets	69,768	—	52	10,751	80,571

Prepayments and other debtors	3,201	5	—	2	3,208
Intercompany	4,364	—	—	—	4,364

Sub-total non-trade related assets	7,565	5	—	2	7,572

Intangible assets					17,174
Tangible fixed assets					12,791

Total assets					118,108

Liabilities
Trade creditors	22,527	—	—	—	22,527

Sub-total trade related liabilities	22,527	—	—	—	22,527

Other creditors	9,748	640	—	—	10,388
Provisions for liabilities and charges	1,722	—	—	—	1,722
Loans payable	—	—	16,634	—	16,634

Sub-total non-trade related liabilities	11,470	640	16,634	—	28,744

Total liabilities	33,997	640	16,634	—	51,271

Net position
Net short trade related assets	47,241	—	52	10,751	58,044
Net long non-trade related assets	(3,905)	(635)	(16,634)	2	(21,172)

	43,336	(635)	(16,582)	10,753	36,872

Cumulative net position	43,336	42,701	26,119	36,872

Intangible assets					17,174
Tangible fixed assets					12,791

Total equity					66,837

Aggregate financial liabilities
Trade creditors	22,527	—	—	—	22,527
Loans payable due within one (1) year	—	—	16,634	—	16,634
Other creditors	11,470	640	—	—	12,110

Total financial liabilities	33,997	640	16,634	—	51,271

The Group’s policy is to hold both its own and its clients’ cash reserves with a diversified range of counterparties, each of which is a major clearing bank or a financial institution. The Group’s own money is held almost entirely on demand, as it needs to be readily available to meet short-term funding requirements. Segregated client cash is held primarily on demand but deposits of longer duration are also placed where this can increase returns within an agreed maturity risk profile.

Regulatory capital and regulatory risk

The Group’s activities are regulated in a number of jurisdictions and are therefore subject to various regulation and legislation relating to conduct of business, technology, the provision of internet services and regulatory capital. This imposes extensive reporting requirements and continuing self-assessment and appraisal. The Group has both a Compliance Department and a Regulatory Capital Department which are responsible for ensuring that it meets the rules of the regulators in each jurisdiction. The Group maintains close working relationships with its regulators and seeks continually to improve its operating efficiencies and standards. The compliance officers are in regular contact with the Directors and Senior Executive Management. The regulatory environment is constantly evolving and imposes significant demands on the resources of the Group. The Group continues to provide considerable resources to meet the regulatory requirements.

The Group is subject to the capital adequacy supervision requirements of the FCA and has maintained adequate levels of capital within its regulated operating subsidiaries during the years. The regulatory capital structure of the Group largely comprises share capital, preference shares and reserves (net of intangible assets). Capital requirements are calculated from market risk, counterparty risk, credit risk and operational risk assessments. The Group has an Internal Capital Adequacy Assessment Process (“ICAAP”) as required by the FCA for establishing the appropriate amount of regulatory capital to be held. The ICAAP gives consideration to both current and projected financial and capital positions, and includes stress testing for adverse economic conditions. The ICAAP is updated, at least annually, to reflect changes to the Group’s structure and the business environment. Capital adequacy is monitored on an ongoing basis by Management. The Group uses the standardised approach to market risk, the simplified approach to credit risk and the basic indicator approach to operational risk. The regulatory capital position of each of the Group’s main regulated subsidiaries is summarised as follows:

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	As at 31 March
	2015	2014
Percentage excess over minimum regulatory capital requirements
Gain Capital UK Limited	217%	177%
Gain Capital Singapore Pte Limited	584%	754%
Gain Capital Australia Pty Limited	184%	208%

IPGL is subject to the consolidated capital adequacy supervision regime of the FCA through its subsidiary’s UK regulated activities and its capital position is set out in IPGL’s financial statements (also see Note 2 to the Financial Statements).

Operational risk

Operational risk, inherent in all businesses, is the potential for financial and reputation loss arising from failures in internal controls, operational processes or the systems that support them. It includes errors, omissions, disasters and deliberate acts such as fraud. The Group has policies and procedures to mitigate operational risk and is currently in the process of implementing a more comprehensive operational risk management framework in conjunction with the CIGL Group Internal Audit Department.

Fair value measurements recognised in the balance sheet

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

(in thousands of £)	As at 31 March 2015
	Level 2	Level 3	Total
Financial assets at fair value through profit and loss

Trade debtors	23,321	1,267	24,588

Total financial assets at fair value through profit and loss	23,321	1,267	24,588

Available-for-sale financial assets	—	52	52

Financial liabilities at fair value through profit and loss
Trade creditors	27,154	—	27,154

Total financial liabilities at fair value through profit and loss	27,154	—	27,154

Net trade related (liabilities) assets	(3,833)	1,319	(2,514)

Reconciliation of Level 3 fair value measurements of financial assets

City Index (Holdings) Limited	Page | 29

(in thousands of £)	As at 31 March 2014
	Level 2	Level 3	Total
Financial assets at fair value through profit and loss
Trade debtors	28,830	1,068	29,898

Total financial assets at fair value through profit and loss	28,830	1,068	29,898

Available-for-sale financial assets	—	52	52

Financial liabilities at fair value through profit and loss
Trade creditors	22,527	—	22,527

Total financial liabilities at fair value through profit and loss	22,527	—	22,527

Net trade related (liabilities) assets	6,303	1,120	7,423

Movements in level 3 assets represent trading in the ordinary course of business on option positions. The directors do not consider that the use of reasonably possible alternative input assumptions would have a significant impact on the valuation.

25.	FINANCIAL COMMITMENTS AND CONTINGENCIES

Operating leases

At 31 March the Group’s commitments under non-cancellable operating leases were as follows:

(in thousands of £)	As at 31 March
	2015	2014
Future annual commitments at balance sheet date in respect of operating leases relating to land and buildings (including estimates service charges) which expire:
Within one year	382	255
Within two to five years inclusive	467	997
Over five years	2,061	2,061

	2,910	3,313

Future annual commitments at balance sheet date in respect of other operating leases which expire:

Within one year	—	24
Within two to five years inclusive	22	22

	22	46

Capital expenditure:

The Group has no material committed expenditure as of 31 March 2015 (2014 £Nil).

Contingent Liabilities:

The Group is a defendant to several litigation claims, some of which are for material amounts. The Group’s Management believe that claims outstanding as at 31 March 2015 and 31 March 2014 are either without merit, can be successfully defended or will not have a material adverse effect on the Group’s financial condition, results of operations or liquidity. On the facts known to the Directors, and supported by legal advice received, the Directors believe that these disputes and associated costs have been adequately accrued for at the balance sheet dates.

There has been no governmental, legal or arbitration proceedings, including any which are pending or threatened that the Group is aware of which may have, or have had in the recent past, significant effect on Group’s financial position or results of operations or prospects.

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26.	RELATED PARTY TRANSACTIONS

Parties are generally considered to be related if one party has the ability to control the other party, is under common control, or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship attention is directed to its substance not merely the legal form. The Group’s immediate parent is disclosed in Note 2 to the Financial Statements.

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. During the years the Group entered into transactions, in the ordinary course of business, with other related parties. Transactions entered into, and trading balances outstanding at the balance sheet dates were as follows:

Transactions with related parties

The income and expense items with related parties for the respective years were as follows:

(in thousands of £)	For the year ended 31 March
	2015	2014
Transactions with related companies:
Interest expense	(1,436)	(1,097)

Net group expense	(1,436)	(1,097)

Balances with related parties

At the balance sheet dates the outstanding balances with related parties were as follows:

(in thousands of £)	As at 31 March
	2015	2014
Balances with ultimate parent company and its other subsidiaries:
Prepayments and other debtors	—	160
Trade creditors	(5,747)	(1,087)
Other creditors	—	—
Loans payable	(15,154)	(16,634)

Net group balance	(20,901)	(17,561)

Terms and conditions of transactions with related parties

Expense recharges between related parties are made on an arm’s length basis. Outstanding balances with entities are, unless otherwise specified, unsecured, interest free, placed on intercompany accounts and are repayable on demand.

Transactions with directors

There were no transactions with the Directors other than in respect of remuneration.

27.	EVENTS OCCURRING SUBSEQUENT TO BALANCE SHEET DATE 31 MARCH 2015

On 1st April 2015 the Company’s shareholder, Fox & Trot Limited (formerly City Index Group Limited) sold 100% of its holding in the Company to Gain Capital Holdings Inc (“Gain”), a company incorporated in Delaware in the United States of America and whose shares are traded on the New York Stock Exchange. The total purchase price was $119.9M and was made up of $60M convertible loan notes 5.3 million Gain shares and the balance paid as cash. In addition all debts outstanding between the Company and its subsidiary companies, and any other company in the IPGL Limited group company, were fully settled prior to completion. Following the sale of the Group, Gain Capital Holdings Inc is the Company’s immediate and ultimate parent company.

On 4th July 2015 the Company’s Singapore based subsidiary, Gain Capital Singapore Pte Limited merged with GFT Asia Pte Limited, a fellow subsidiary from within the Gain Capital Holdings group, through a process permissible under Singapore legislation called a Short Form Amalgamation, whereby the balance sheet of GFT Asia merged with that of Gain Capital Singapore Pte Limited to form a single entity. Effectively all of the trade and assets of GFT Asia have transferred to Gain Capital Singapore Pte Limited. There was no consideration payable to the immediate parent of GFT Asia Pte Limited.

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28.	SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPALS IN THE UNITED STATES OF AMERICA (US GAAP)

The consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain respects from US GAAP. Reconciliations of net income and group equity under UK GAAP with the corresponding amounts under US GAAP are set out below:

Effect on net loss of significant differences between UK GAAP and US GAAP

(in thousands of £)		For the year ended 31 March
	Notes	2015	2014
Net loss for the year in accordance with UK GAAP		(6,429)	(45,781)

US GAAP Adjustments:
Business Combinations and goodwill
Goodwill amortisation - UK GAAP	(a)(i)	7,693	13,558
Amortisation of intangible fixed assets	(a)(ii)	(2,917)	(3,551)
Goodwill impairment - UK GAAP	(a)(iii)	—	28,300
Goodwill impairment - US GAAP	(a)(iii)	—	(1,834)
Deferred Tax	(b)	—	—
Lease Incentives and leasehold improvements	(c)	325	155
Vacation Pay	(d)	—	16
Provisions	(e)
Global Exchanges	(e)(i)	(1,197)	522
Restructuring	(e)(ii)	(223)	(905)
Sign-on bonuses	(f)
Trading Revenue		(2,639)	(2,373)
Cost of Sales		2,639	2,373

Total US GAAP Adjustments:		3,681	36,261

Net loss in accordance with US GAAP		(2,748)	(9,520)

City Index (Holdings) Limited	Page | 32

Effect on group equity of significant differences between UK GAAP and US GAAP

(in thousands of £)		For the year ended 31 March
	Notes	2015	2014
Group Equity in accordance with UK GAAP		50,519	56,086

US GAAP Adjustments:
Business Combinations
Goodwill amortisation - UK GAAP	(a)(i)	100,282	92,589
Goodwill and intangible assets	(a)(ii)	(47,653)	(44,736)
Goodwill impairment - UK GAAP	(a)(iii)	28,300	28,300
Goodwill impairment - US GAAP	(a)(iii)	(61,062)	(61,062)
Foreign exchange	(a)(iv)	9,467	9,606
Deferred Tax	(b)	—	—
Lease Incentives and leasehold improvements	(c)	(1,418)	(1,743)
Vacation Pay	(d)	(348)	(348)
Provisions	(e)
Exchange	(e)(i)	50	1,247
Restructuring	(e)(ii)	48	271

Total US GAAP Adjustments:		27,666	24,124

Group Equity in accordance with US GAAP		78,185	80,210

Significant differences between UK GAAP and US GAAP

(a)	Business combinations and goodwill

(i)	Goodwill amortisation

Under UK GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation has been amortised over 10 years for UK GAAP reporting purposes. In accordance with the requirements of FAS 141 and then ASC 350, goodwill arising from business combinations is not subject to annual amortisation for reporting under US GAAP. US GAAP prohibits the amortisation of goodwill and indefinite lived intangible assets and require that goodwill and indefinite lived intangibles assets be tested annually for impairment, requiring that reporting units be identified for the purpose of assessing potential future impairments of goodwill. See footnote a(iii) below for further discussion.

(ii)	Amortisation of intangible fixed assets

Under UK GAAP, FRS 10, Goodwill and intangibles, states that goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired, such as brands, may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic lives of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition. However, the useful economic lives may be greater than 20 years or even indefinite. The company amortises goodwill arising on acquisitions over 10 years.

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Under US GAAP, the acquirer recognizes goodwill as of the acquisition date, measured as the consideration transferred, plus transaction costs less the acquisition date amounts of the identifiable assets acquired and liabilities assumed. US GAAP provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, unlike UK GAAP. In some instances, specifically identifiable intangible assets recognised under U.S. GAAP do not meet the recognition criteria of UK GAAP. Identifiable intangible assets would generally be expected to include patented and unpatented technology, trademarks/ trade names, and customer lists/relationships. Such definite-lived intangible assets are amortized over their estimated useful lives other than in-process research and development which is expensed at the date of acquisition.

The Company has recognized a number of definite-lived intangibles separate from goodwill under US GAAP, on acquisition, as a result of its acquisitions of IFX Group in September 2006 and Sunblock/FX Solutions in February 2008. Such intangibles and their estimated useful economic lives are as follows:

Intangible	Useful economic life
Brand/Trade name	7 years
Software	2-5 years
Customer relationships	4-10 years
Trading licences	Indefinite

The excess of the purchase price paid over the underlying fair value allocated to the identifiable assets (including intangibles) has been recorded as goodwill. Such goodwill has also been adjusted for deferred tax liabilities recognised on the creation of definite-lived intangibles under US GAAP.

(iii)	Impairment of intangible fixed assets

Under UK GAAP (FRS 11 – Impairment of fixed assets and goodwill), assets that are subject to depreciation or amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Fair value of an asset is determined by the present value of the future cash flows obtainable as a result of the asset’s continued use, including those resulting from its ultimate disposal. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, known as “Income Generating Units”. Goodwill must be reviewed for impairment at the end of the first year following the acquisition and again if there is a change of circumstances in future years indicating impairment in value. In 2014, an indication of impairment was identified as a result of a decline in parts of the business including the decision to wind down the FX Solutions brand. The Company performed a value in use calculation and management determined that the goodwill had been impaired by £28.3M. There were no indicators of impairment at 31 March 2015.

Under U.S. GAAP, ASC 350 requires that goodwill, and intangible assets with indefinite useful lives should not be amortised but should be tested for impairment annually. Intangible assets that have a finite life are amortised over the estimated useful life of the asset. ASC 350 requires that capitalised goodwill be allocated to reporting units and tested annually for impairment under a two-step approach. The first step of the impairment test is performed by comparing the fair value of the reporting unit with the book value of the reporting unit. Where the fair value of the reporting unit is above book value, no further analysis is required. However, where the book value is higher than the fair value of the reporting unit, the second step of the impairment test is performed in order to calculate the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is calculated by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized and reported in the income statement as a component of operating income for the excess amount. In the year ended 31 March 2014 the Company identified in its Step 1 analysis that one of its reporting units had carrying values lower than fair value and an impairment of goodwill was recognised for this reporting unit after the Company completed its Step 2 analysis for approximately £1.8 million. In the year ended 31 March 2015, the Company performed the same analysis and concluded in its Step 1 analysis that none of its other reporting units had carrying values lower than fair value and no impairment loss was recognised.

(iv) Foreign exchange

Under both UK GAAP and US GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquire with such foreign currency denominated goodwill balances translated through reserves. As goodwill is not amortised under US GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency under US GAAP than under UK GAAP.

(b)	Deferred taxation

Under UK GAAP, deferred tax is accounted for in accordance with FRS 19 Deferred taxation. Deferred tax is recognised for all timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date. Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date, deferred tax is recognised.

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A net deferred tax asset is recognised as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. FRS 19 permits, but does not, require discounting and deferred tax is measured on an undiscounted basis.

Under U.S. GAAP, deferred taxation is provided for on a full liability basis. Under the liability method, deferred tax assets and liabilities represent the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. Under U.S. GAAP, there is no accepted cap on the look-out period when the company had a history of profitability. The effect of other differences between UK and US GAAP affecting the carrying value of assets and liabilities gives rise to other timing differences on which deferred tax may be recognised under U.S. GAAP.

There are no tax adjustments for any of the US GAAP adjustments because the Company is in a full valuation allowance in each tax reporting jurisdiction for each of the years ended 31 March 2015 and 2014 respectively. The valuation allowance is due to the fact that it is more likely than not, that the net deferred tax assets will not be realised due to history of losses in each reporting jurisdiction.

(c)	Lease incentives and leasehold improvements

Under UK GAAP, rent free periods and lease incentives are accounted for under the provision of UITF Abstract 28 - Operating lease incentives and are recognised straight line over the shorter of the lease term and a period ending on a date from which it is expected the prevailing market rental will be payable, typically known as a breakout clause. Under UK GAAP, leasehold improvements are also depreciated up to the date of the first break in the lease.

Under U.S. GAAP rent free periods and lease incentives should be spread across the expected length of the lease term, which has been denoted by management as longer than the period to the first break-clause under UK GAAP. Under U.S. GAAP, leasehold improvements should be depreciated over the expected length of the lease term.

(d)	Vacation Pay

Under UK GAAP, vacation pay traditionally is not accrued by companies in the U.K.

Under U.S. GAAP, vacation pay is recognised as a liability and measured at the additional amount that the entity expects to pay as a result of unused entitlement that has accumulated at the end of the reporting period.

(e)	Provisions

(i)	Global Exchanges

The Global Exchanges provision relates to estimated costs that may be payable in the next 12 months on market information from global exchanges provided over the last 3 years. Under UK GAAP, (FRS 12 – Provisions, contingent liabilities and contingent assets), a provision is defined as a liability of uncertain timing or amount to be settled by the transfer of economic benefits and a contingent liability is defined as possible obligation whose outcome will be confirmed only by the occurrence or non-occurrence of one or more uncertain future event outside the entity’s control. Contingent liabilities are not recognized and they become a provision and recognised only when a present obligation from a past event exists, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made. Under UK GAAP, and economic outflow is considered probable when it is more likely than not to be incurred. Provisions should be measured at the best estimate of the expected outflow of resource.

Under U.S. GAAP, ASC 450 - Contingencies, defines contingencies as existing uncertainties that may have financial impact, depending on future events. Loss contingencies are those that may result in the incurrence of a liability or the impairment of an asset. A liability is recognized for a contingent loss when: (a) the underlying causal event has occurred prior to the balance-sheet date; (b) it is probable (i.e., likely) that a loss has been incurred; and (c) there is a reasonable basis for estimating that loss. Liabilities recognized for contingent losses shall also be disclosed. A liability shall be recognized, and disclosures provided, for the non-contingent liability related to a guarantee. A liability is not recognized for a contingent loss when it is only possible (i.e., between probable and remote) or remote (i.e., the chance of the future event occurring is slight) that a loss has been incurred. Possible contingent losses shall be disclosed. Disclosures are required for the contingent liability or loss related to a guarantee regardless of its probability of occurrence. Other remote contingent losses generally need not be disclosed. Under US GAAP, the provisions recorded are for only those that have met the threshold of probable and reasonable basis for estimating the loss.

(ii)	Restructuring Costs

During the year ended 31 March 2013 the decision was made to restructure the US operations and the Company recorded a restructuring provision associated with termination of contracts, employees and leases in the U.S.

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Under UK GAAP, provisions including restructuring costs comprised of termination benefits and onerous leases, are recognized in accordance with FRS 12 “Provisions, Contingent Liabilities and Contingent Assets”, when an entity has a present obligation (legal or constructive) as a result of a past event, when it is probable that a transfer of economic benefit will be required to settle the obligation and a reliable estimate of the obligation can be made. Where that obligation arises as a result of restructuring, it is only acceptable to make a provision for restructuring costs when an obligating event has arisen. Such an event would be the announcement of a restructuring plan generating a valid expectation that the entity will carry out the restructuring – this was the case at 31 March 2014. Under UK GAAP, the Company’s contractual commitments (supplier accruals as well as rent provisions and employment contracts) can be classified as onerous, given they are contracts in which the unavoidable costs of meeting the obligations under it exceed the economic benefits expected to be received under it.

Under US GAAP, requirements for recording provisions are more stringent than those under UK GAAP. ASC 420 ,”Exit or Disposal Cost Obligations” highlights specific recognition and measurement of liabilities criteria that differ in certain respects to those of UK GAAP; specifically ASC 420 requires that certain restructuring costs be recognised when incurred, not upon commitment to a restructuring plan as allowed under UK GAAP, including onerous leases that have not been abandoned and termination payments to employees where such costs are determined based on future services to be provided by employees.

(f)	Sign-on Bonus

Under UK GAAP, sign-on bonuses of £2.6 million and £2.3 million for the year ended 31 March 2015 and 2014 respectively, are classified as a component of cost of sales as promotions offered are considered to be akin to a free product or service where no applicable revenue has been recorded at the time of issue.

Under U.S. GAAP such sign-on bonus are credited to the customer’s trading account, the bonuses are considered a form of cash payment by the Company to its customer which ASC 605-50, “Revenue Recognition – Customer Payments and Incentives”, requires the treatment to be a reduction of revenue.

(g)	Client Monies

Under UK GAAP, monies held on behalf of clients in segregated bank accounts are not considered to represent assets, as the group is not beneficially entitled to them. Accordingly monies held in segregated accounts on behalf of clients and the corresponding liabilities, are not recognised in the balance sheet but are disclosed in the financial statements (see Note 18). The amount of cash and securities held for customers and the corresponding liabilities as at 31 March 2015 and 2014 was £162.0M and £194.7M respectively.

Under US GAAP, cash and securities held for customers to fund customer liabilities in connection with trading positions are recognised gross with a corresponding liability albeit that a portion of the balance is not available for general use due to legal restrictions in accordance with certain jurisdictional regulatory requirements.

(h)	Cash Flows

Cash flows prepared under UK GAAP differ in presentational respects from the format required under US GAAP.

Under UK GAAP, cash consists of cash in hand and deposits repayable upon demand, less overdrafts from repayable on demand. Deposits are repayable on demand if they can be withdrawn at any time without notice and without penalty or if a maturity or period of notice of not more than 24 hours or one working day has been agreed without penalty. Bank overdrafts are also presented as part of cash in hand. Investments in bank deposits and other interest bearing instruments with initial maturities of one year or less are categorised as current asset investments. Such investments are carried at cost which approximates fair value.

Under UK GAAP, the consolidated cash flows are presented in accordance with Financial Reporting Standard 1 (Revised), Cash Flow Statements, (FRS 1”). Under FRS 1, a company presents its cash flows for (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources, and (viii) financing.

U.S. GAAP, ASC 230, “Statement of Cash Flows”, defines cash and cash equivalents as including highly liquid short term investments purchased with original maturities of three months or less, and excludes overdrafts. ASC 230 requires cash flows to be presented in three categories: (i) operating, (ii) investing and (iii) financing activities. Cash flows arising from taxation and returns on investment and servicing of finance under FRS 1 would be included as operating activities under ASC 230. Cash flows relating to capital expenditure and financial investment and acquisitions and disposals would be included as investing activities under ASC 230. Equity dividend payments would be included as a financing activity under ASC 230.

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A reconciliation between the consolidated statements of cash flow presented in accordance with UK GAAP to U.S. GAAP classification based on UK GAAP measurement presentations is shown below for the years ended 31 March:

(in thousands of £)	For the year ended 31 March
	2015	2014
Operating activities
Net cash (outflow)/inflow from operating activities (UK GAAP)	20,240	(11,546)
Taxation	(260)	(385)
Net cash outflow for returns on investments and servicing of finance	389	403

Net cash provided/(used) by operating activities (US GAAP)	20,369	(11,528)

Investing activities
Net cash outflow from capital expenditure, financial instruments and acquisitions and disposals (UK GAAP)	(7,096)	(6,361)

Net cash used in investing activities (US GAAP)	(7,096)	(6,361)

Financing activities
Net cash outflow from financing activities (UK GAAP)	(2,916)	(1,189)

Net cash (used in)/produced by financing activities (US GAAP)	(2,916)	(1,189)

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